EXHIBIT 12.1


                                 Consolidated Ratio of Earnings
                                       to Fixed Charges
                                         (in thousands)

                                                                                                Six months
                                              Year ended December 31,                              ended
                               -------------------------------------------------------------    June 30, 1996
                                  1991      1992       1993           1994        1995
                               --------   ---------  ----------   ----------  ------------      ------------

Loss before income taxes       $  (66)    $  (51)     $ (406)     $ (4,638)    $ (20,187)         $ (23,549)

Fixed charges (1)                   4          8          88           279        10,907              8,447
                               -------     ------     -------       -------     ---------         ----------

Earnings(1)                   $   (62)    $  (43)   $   (318)     $ (4,359)    $  (9,280)        $  (15,102)
                              ========    =======    ========     =========     ==========       ===========

Ratio of earnings to fixed
  charges                           -          -           -             -             -                 -
                               =======    =======     =======       =======      =========         ========

Deficiency of earnings to
  to fixed charges             $  (66)    $  (51)    $  (406)     $ (4,638)    $ (20,187)         $ (23,549)
                               =======    =======    ========      =========     ==========       ==========

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consists of losses prior to income tax benefit and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one third of rental payments on operating leases (such portion having been deemed by the Company to represent the interest portion of such payments).